EXHIBIT 10.31

PS BUSINESS PARKS, L.P.

AMENDMENT TO AGREEMENT OF LIMITED

PARTNERSHIP RELATING TO

6.45% SERIES S CUMULATIVE REDEEMABLE

PREFERRED UNITS

This Amendment to the Agreement of Limited Partnership of PS Business Parks, L.P., a California limited partnership (the “Partnership”), dated as of January 18, 2012 (this “Amendment”), amends the Agreement of Limited Partnership of the Partnership, dated as of March 17, 1998, as amended, by and among PS Business Parks, Inc. (the “General Partner”) and each of the limited partners described on Exhibit A to that partnership agreement (the “Partnership Agreement”). Section references are (unless otherwise specified) references to sections in this Amendment.

WHEREAS, the General Partner agreed to issue up to 9,200,000 Depositary Shares each representing 1/1000th of a share of the General Partner’s preferred stock designated as the “6.45% Cumulative Preferred Stock, Series S” (the “Depositary Shares”) for a price of $25.00 per Depositary Share;

WHEREAS, Section 4.1(b)(2) of the Partnership Agreement requires the General Partner to contribute to the Partnership the funds raised through the issuance of additional shares of the General Partner in return for additional Partnership Units, and provides that the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance (i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred on behalf of the Partnership);

WHEREAS, Section 4.2(a) of the Partnership Agreement provides generally for the creation and issuance of Partnership Units with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to other Partnership Interests, all as shall be determined by the General Partner, without the consent of the Limited Partners, and Section 4.2(b) of the Partnership Agreement specifically contemplates the issuance of Units to the General Partner having designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of shares issued by the General Partner, such as the Depositary Shares;

WHEREAS, the General Partner desires to cause the Partnership to issue additional Units of a new class and series, with the designations, preferences and relative, participating, optional or other special rights, powers and duties set forth herein; and

WHEREAS, the General Partner desires by this Amendment to so amend the Partnership Agreement as of the date first set forth above to provide for the designation and issuance of such new class and series of Units.

NOW, THEREFORE, the Partnership Agreement is hereby amended by establishing and fixing the rights, limitations and preferences of a new class and series of Units as follows:

Section 1. Definitions. Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Partnership Agreement. Capitalized terms that are used in this Amendment shall have the meanings set forth below:

(a) “Liquidation Preference” means, with respect to the Series S Preferred Units (as defined below), $25.00 per Series S Preferred Unit, plus the amount of any accumulated and unpaid Priority Return (as defined below) with respect to such Series S Preferred Unit, whether or not declared, minus any distributions in excess of the Priority Return that has accrued with respect to such Series S Preferred Units, to the date of payment.

(b) “Parity Preferred Units” means any class or series of Partnership Interests (as such term is defined in the Partnership Agreement) of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on a parity with the Series S Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, including the 7.000% Series H Cumulative Redeemable Preferred Units (the “Series H Preferred Units”), the 6.875% Series I Cumulative Redeemable Preferred Units (the “Series I Preferred Units”), the 7.20% Series M Cumulative Redeemable Preferred Units (the “Series M Preferred Units”), the 7.375% Series O Cumulative Redeemable Preferred Units (the “Series O Preferred Units”), the 6.700% Series P Cumulative Redeemable Preferred Units (the “Series P Preferred Units”), the 6.550% Series Q Cumulative Redeemable Preferred Units (the “Series Q Preferred Units”), and the 6.875% Series R Cumulative Redeemable Preferred Units (the “Series R Preferred Units”). Notwithstanding the differing allocation rights set forth in Section 4 below that apply to the Series H, I, M, O, P, R and S Preferred Units (as compared to the Series Q Preferred Units), for purposes of this Amendment, those Series H, I, M, O, P, R and S Preferred Units and any future series of preferred units that rank in parity with those series also shall be considered Parity Preferred Units to the Series Q Preferred Units.

(c) “Priority Return” means an amount equal to 6.45% per annum, of the Liquidation Preference per Series S Preferred Unit, commencing on the date of issuance of such Series S Preferred Unit, determined on the basis of a 360-day year (and twelve 30-day months), cumulative to the extent not distributed on any Series S Preferred Unit Distribution Payment Date (as defined below).

Section 2. Creation of Series S Preferred Units. (a) Designation and Number. Pursuant to Section 4.2(a) of the Partnership Agreement, a series of Partnership Units (as such term is defined in the Partnership Agreement) in the Partnership designated as the “6.45% Series S Cumulative Redeemable Preferred Units” (the “Series S Preferred Units”) is hereby established effective as of January 18, 2012. The number of Series S Preferred Units shall be 9,200,000. The Holders of Series S Preferred Units shall not have any Percentage Interest (as such term is defined in the Partnership Agreement) in the Partnership.

(b) Capital Contribution. In return for the issuance to the General Partner of the Series S Preferred Units set forth on Exhibit C to this Amendment, the General Partner has contributed to the Partnership the funds raised through the General Partner’s issuance of the Depositary Shares (the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance, i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership).

(c) Construction. The Series S Preferred Units have been created and are being issued in conjunction with the General Partner’s issuance of the Depositary Shares relating to the General Partner’s 6.45% Cumulative Preferred Stock, Series S, and as such, the Series S Preferred Units are intended to have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the Depositary Shares, and the terms of this Amendment shall be interpreted in a fashion consistent with this intent.

Section 3. Distributions. (a) Payment of Distributions. Subject to the rights of holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 5.1 of the Partnership Agreement, holders of Series S Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, the Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance of the Series S Preferred Units and, notwithstanding Section 5.1 of the Partnership Agreement, will be payable (i) quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing on March 31, 2012 and (ii) in the event of a redemption of Series S Preferred Units (each a “Series S Preferred Unit Distribution Payment Date”). If any date on which distributions are to be made on the Series S Preferred Units is not a Business Day (as defined below), then payment of the distribution to be made on such date will be made on the Business Day immediately preceding such date with the same force and effect as if made on such date. Distributions on the Series S Preferred Units will be made to the holders of record of the Series S Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Series S Preferred Unit Distribution Payment Date. Business Day shall be any day other than a Saturday, Sunday or day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday.

(b) Prohibition on Distribution. No distributions on Series S Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at any such time as the terms and provisions of any agreement of the Partnership or the General Partner, including any agreement relating to their indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent that such authorization or payment shall be restricted or prohibited by law.

(c) Distributions Cumulative. Distributions on the Series S Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series S Preferred Units will accumulate as of the Series S Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series S Preferred Unit Distribution Payment Date, to holders of record of the Series S Preferred Units on the record date fixed by the Partnership acting through the General Partner which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

(d) Priority as to Distributions. Subject to the provisions of Article 13 of the Partnership Agreement:

(i) So long as any Series S Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interests ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series S Preferred Units (collectively, “Junior Units”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series S Preferred Units, any Parity Preferred Units or any Junior Units, unless, in each case, all distributions accumulated on all Series S Preferred Units and all classes and series of outstanding Parity Preferred Units have been paid in full. The foregoing sentence shall not prohibit (x) distributions payable solely in Junior Units, or (y) the conversion of Junior Units or Parity Preferred Units into Partnership Interests ranking junior to the Series S Preferred Units.

(ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series S Preferred Units, all distributions authorized and declared on the Series S Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series S Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series S Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.

(e) No Further Rights. Holders of Series S Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Section 4. Allocations. Section 6.1(a)(ii) of the Partnership Agreement is amended to read, in its entirety, as follows:

“(ii) (A) Notwithstanding anything to the contrary contained in this Agreement, in any taxable year: (1) the holders of Series H, I, M, O, P, R and S Preferred Units shall first be allocated an amount of gross income equal to the Priority Return distributed to such holders in such taxable year, and (2) subject to any prior allocation of Profit pursuant to the loss chargeback set forth in Section

6.1(a)(ii)(B) below, the holders of Series Q Preferred Units shall then be allocated an amount of Profit equal to the Priority Return distributed to such holders either in such taxable year or in prior taxable years to the extent that such distributions have not previously been matched with an allocation of Profit pursuant to this Section 6.1(a)(ii)(A)(2).

(B) After the Capital Account balances of all Partners other than holders of any series of Preferred Units have been reduced to zero, Losses of the Partnership that otherwise would be allocated so as to cause deficit Capital Account balances for those other Partners shall be allocated to the holders of the Series H, I, M, O, P, Q, R and S Preferred Units in proportion to the positive balances of their Capital Accounts until those Capital Account balances have been reduced to zero. If Losses have been allocated to the holders of the Series H, I, M, O, P, Q, R and S Preferred Units pursuant to the preceding sentence, the first subsequent Profits shall be allocated to those preferred partners so as to recoup, in reverse order, the effects of the loss allocations.

(C) Upon liquidation of the Partnership or the interest of the holders of Series H, I, M, O, P, Q, R and S Preferred Units in the Partnership: (1) items of gross income or deduction shall first be allocated to the holders of Series H, I, M, O, P, R and S Preferred Units in a manner such that, immediately prior to such liquidation, the Capital Account balances of such holders shall equal the amount of their Liquidation Preferences, and (2) an amount of Profit or Loss shall then be allocated to the holders of Series Q Preferred Units in a manner such that, immediately prior to such liquidation, the Capital Account balances of such holders shall equal the amount of their Liquidation Preferences.”

Section 5. Optional Redemption. The Series S Preferred Units shall be redeemed at the same time, to the same extent, and applying, except as set forth below, similar procedures, as any redemption by the General Partner of the Depositary Shares. The redemption price, payable in cash, shall equal the Liquidation Preference (the “Series S Redemption Price”). The Partnership will deliver into escrow with an escrow agent acceptable to the Partnership and the holders of the Series S Preferred Units being redeemed (the “Escrow Agent”) the Series S Redemption Price and an executed Redemption Agreement, in substantially the form attached as Exhibit A (the “Redemption Agreement”), and an Amendment to the Agreement of Limited Partnership evidencing the Redemption, in substantially the form attached as Exhibit B. The holders of the Series S Preferred Units to be redeemed will also deliver into escrow with the Escrow Agent an executed Redemption Agreement and an executed Amendment to the Agreement of Limited Partnership evidencing the redemption. Upon delivery of all of the above-described items by both parties, on the redemption date the Escrow Agent shall release the Series S Redemption Price to the holders of the Series S Preferred Units and the fully-executed Redemption Agreement and Amendment to Agreement of Limited Partnership to both parties. On and after the date of redemption, distributions will cease to accumulate on the Series S Preferred Units called for redemption, unless the Partnership defaults in the payment of the Series S Redemption Price. The Redemption Right (as such term is defined in the Partnership Agreement) given to Limited Partners (as such term is defined in the Partnership Agreement) in Section 8.6 of the Partnership Agreement shall not be available to the holders of the Series S Preferred Units and all references to Limited Partners in said Section 8.6 (and related provisions of the Partnership Agreement) shall not include holders of the Series S Preferred Units.

Section 6. Voting Rights. Holders of the Series S Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in Section 14.1 of the Partnership Agreement and in this Section 6. Solely for purposes of Section 14.1 of the Partnership Agreement, each Series S Preferred Unit shall be treated as one Partnership Unit.

Section 7. Transfer Restrictions. The holders of Series S Preferred Units shall be subject to all of the provisions of Section 11 of the Partnership Agreement.

Section 8. No Conversion Rights. The holders of the Series S Preferred Units shall not have any rights to convert such units into shares of any other class or series of stock or into any other securities of, or interest in, the Partnership.

Section 9. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series S Preferred Units.

Section 10. Exhibit A to Partnership Agreement. In order to duly reflect the issuance of the Series S Preferred Units provided for herein, the Partnership Agreement is hereby further amended pursuant to Section 12.3 of the Partnership Agreement by replacing the current form of Exhibit A to the Partnership Agreement with the form of Exhibit A that is attached to this Amendment as Exhibit C.

Section 11. Inconsistent Provisions. Nothing to the contrary contained in the Partnership Agreement shall limit any of the rights or obligations set forth in this Amendment.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

PS BUSINESS PARKS, INC.

By:	/s/ Joseph D. Russell, Jr.
Name: Joseph D. Russell, Jr.
Title: President and Chief Executive Officer

Exhibit A

FORM OF

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (the “Agreement”) is entered into effective as of the              day of                 ,             , by and between                          (the “Retiring Partner”), and PS Business Parks, L.P., a California limited partnership (the “Partnership”).

RECITALS:

WHEREAS, the Agreement of Limited Partnership of the Partnership, dated as of March 17, 1998, as amended, was amended by an Amendment to Agreement of Limited Partnership Relating to 6.45% Series S Cumulative Redeemable Preferred Units (the “Amendment”), as further amended from time to time;

WHEREAS, the Retiring Partner owns              of the 6.45% Series S Cumulative Redeemable Preferred Units in the Partnership (the “Series S Preferred Units”); and

WHEREAS, the Partnership desires to redeem the Series S Preferred Units of the Retiring Partner, and the Retiring Partner desires to liquidate its Series S Preferred Units (the “Redemption”) pursuant to the Amendment and based on the representations and under the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants, representations and agreements herein contained, the parties hereto, intending to be legally bound, do covenant and agree as follows:

1. Liquidation of Retiring Partner. In satisfaction of the terms and conditions set forth herein and in the Amendment, the Retiring Partner’s Series S Preferred Units are hereby completely liquidated and the Retiring Partner immediately and automatically ceases to be a limited partner in the Partnership in exchange for the payment of the Series S Redemption Price (as defined in the Amendment and in accordance with the provisions set forth in the Amendment) and for other good and valuable consideration.

2. Representations of Retiring Partner. The Retiring Partner represents and warrants to the Partnership that:

(a) The Retiring Partner is duly organized and validly existing under the laws of the State of                      and has been duly authorized by all necessary and appropriate [limited liability company] [corporate] [partnership] action to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is a valid and binding obligation of the Retiring Partner, enforceable against the Retiring Partner in accordance with its terms, except insofar as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and the availability of any particular equitable remedy.

(b) The Retiring Partner has not sold, assigned or otherwise disposed of all or any portion of the Series S Preferred Units and the Series S Preferred Units are free of any liens, security interests, encumbrances or other restrictions, whether existing of record or otherwise.

(c) The execution of this Agreement by the Retiring Partner and the performance of its obligations hereunder will not violate any contract, mortgage, indenture, or other similar restriction to which the Retiring Partner is a party or by which its assets are bound.

(d) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein nor fulfillment of or compliance with the terms and conditions hereof (a) conflict with or will result in a breach of any of the terms, conditions or provisions of (i) the organizational and governing documents of the Retiring Partner or (ii) any agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which the Retiring Partner is a party or by which it or its assets are bound, or (b) constitutes or will constitute a breach, violation or default under any of the foregoing. No consent or approval, authorization, order, regulation or qualification of any governmental entity or any other person is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Retiring Partner.

3. Representations and Warranties of the Partnership. The Partnership represents and warrants to the Retiring Partner as follows:

(a) The Partnership is duly organized and validly existing under the laws of the State of California and has been duly authorized by all necessary and appropriate partnership action to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is a valid and binding obligation of the Partnership enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(b) The execution of this Agreement by the Partnership and the performance of its obligations hereunder will not violate any contract, mortgage, indenture, or other similar restriction to which the Partnership is a party or by which the Partnership is bound.

(c) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein nor fulfillment of or compliance with the terms and conditions hereof (a) conflict with or will result in a breach of any of the terms, conditions or provisions of (i) the organizational and governing documents of the Partnership or (ii) any agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which the Partnership is a party or by which it or its assets are bound, or (b) constitutes or will constitute a breach, violation or default under any of the foregoing. No consent or approval, authorization, order, regulation or qualification of any governmental entity or any other person is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Partnership.

(d) Consummation of the Redemption by the Partnership will not render the Partnership insolvent under California partnership law.

4.	Indemnification.

(a) The Retiring Partner covenants and agrees to indemnify the Partnership and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense, including reasonable attorneys’ fees, (i) resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Retiring Partner under this Agreement, and (ii) from any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

(b) The Partnership covenants and agrees to indemnify the Retiring Partner and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense, including reasonable attorneys’ fees, (i) resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of such Partnership under this Agreement and (ii) from any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

5. Survival of Representations and Warranties. All representations, warranties, covenants and agreements of any of the parties hereto made in this Agreement shall survive the execution and delivery hereof, the closing hereunder, and the execution and delivery of all instruments and documents executed in connection therewith.

6. Integration, Interpretation and Miscellaneous. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter herein and it shall not be changed or terminated orally. This Agreement shall be construed in accordance with the laws of the State of California. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, and successors, or successors and assigns, as the case may be. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RETIRING PARTNER:

By:
Name:
Title:

PARTNERSHIP:

PS Business Parks, L.P.

By:	PS Business Parks, Inc., its
General Partner

By:
Name:
Title:

Exhibit B

FORM OF

AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

PS BUSINESS PARKS, L.P.

This Amendment to Agreement of Limited Partnership of PS Business Parks, L.P. (the “Partnership”), dated as of                              (this “Amendment”) is entered into by the General Partner of the Partnership, PS Business Parks, Inc., and                             , as a withdrawing Limited Partner of the Partnership (the “Withdrawing Partner”).

RECITALS:

WHEREAS, capitalized terms used herein, unless otherwise defined, have the meanings assigned to such terms in the Agreement of Limited Partnership of the Partnership entered into as of March 17, 1998, as amended (the “Partnership Agreement”).

WHEREAS, pursuant to the redemption by the Partnership of the 6.45% Series S Cumulative Redeemable Preferred Units pursuant to the terms and conditions set forth in that certain Redemption Agreement by and between the Partnership and the Withdrawing Partner, dated as of                     , 20        ,                          6.45% Series S Cumulative Redeemable Preferred Units of the Withdrawing Partner have been redeemed by the Partnership and the General Partner desires to amend the Partnership Agreement to (a) set forth a revised list of all Partners of the Partnership as of the date hereof and (b) reflect the withdrawal of the Withdrawing Partner from the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. This Amendment shall be deemed effective as of the date first above written. Except as amended hereby, the Partnership Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

2. To evidence the redemption of the 6.45% Series S Cumulative Redeemable Preferred Units of the Withdrawing Partner and the withdrawal of the Withdrawing Partner as a Limited Partner of the Partnership, attached as Schedule A is a current list of Partners of the Partnership as of the date hereof.

3. The Withdrawing Partner is entering into this Amendment to evidence its withdrawal as a Limited Partner of the Partnership.

4. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed and delivered as of the date first above written.

GENERAL PARTNER

PS Business Parks, Inc.

By:
Name:
Title:

WITHDRAWING LIMITED PARTNER

By:
Name:
Title:

Exhibit C

Revised Exhibit A to the Partnership Agreement

EXHIBIT A (January 18, 2012)

Name of Partner (Date of Admission)	Address	Agreed Value of Contributed Property (1)	Partnership Units	Percentage Interest
General Partner:

Total Common Shares		$581,903,000	24,128,184	76.76%

Total Common Units		$121,890,000	7,305,355	23.24%

TOTAL (General & Limited Partners; not Preferred Units)		$703,793,000	31,433,539	100.00%

Limited Partners (Series H Preferred Units):
PS Business Parks, Inc. (January 30, 2004)	701 Western Avenue Glendale, CA 91201	126,019,400	5,040,776	20.86%
PS Business Parks, Inc. (Reopen October 25, 2004)	701 Western Avenue Glendale, CA 91201	32,500,000	1,300,000	5.38%
Limited Partners (Series I Preferred Units):
PS Business Parks, Inc. (April 21, 2004)	701 Western Avenue Glendale, CA 91201	68,626,250	2,745,050	11.36%
Limited Partners (Series M Preferred Units):
PS Business Parks, Inc. (May 2, 2005)	701 Western Avenue Glendale, CA 91201	79,550,000	3,182,000	13.17%
Limited Partners (Series N Preferred Units):
GSEP 2005 Realty Corp (December 12, 2005)	c/o Goldman Sachs & Co. 85 Broad Street New York, N.Y. 10004	5,582,500	223,300	0.92%
Limited Partners (Series O Preferred Units):
PS Business Parks, Inc. (May 17, 2006)	701 Western Avenue Glendale, CA 91201	64,600,000	2,584,000	10.69%
PS Business Parks, Inc. (August 11, 2006)	701 Western Avenue Glendale, CA 91201	20,000,000	800,000	3.31%
Limited Partners (Series P Preferred Units):
PS Business Parks, Inc. (January 17, 2007)	701 Western Avenue Glendale, CA 91201	132,250,000	5,290,000	21.89%
Limited Partners (Series R Preferred Units):
PS Business Parks, Inc. (October 15, 2010)	701 Western Avenue Glendale, CA 91201	75,000,000	3,000,000	12.41%

TOTAL (Preferred Stock & Units)		$604,128,150	24,165,126	100.00%

“p/f/o” means that the property contributed was "property formerly owned by" the entity noted in parenthesis.

(1)	Agreed value is the agreed gross value of the property at the time of contribution less any liabilities to which the property is subject at that time.